Exhibit 1

Announcement  |  Lisbon  |  3 April 2014

Material Fact disclosed by Oi

Portugal Telecom, SGPS S.A. (“PT”) hereby informs on the material fact disclosed by Oi, S.A. (“Oi”) on the revocation of the suspension of the public offering, according to the company’s announcement attached hereto.

Portugal Telecom, SGPS, SA Avenida Fontes Pereira de Melo, 40 1069-300 Lisbon Portugal	Public company Share capital Euro 26,895,375 Registered in the Commercial Registry Office of Lisbon and Corporation no. 503 215 058	Portugal Telecom is listed on the Euronext and New York Stock Exchange. Information may be accessed on the Reuters under the symbols PTC.LS and PT and on Bloomberg under the symbol PTC PL.	Nuno Vieira Investor Relations Director nuno.t.vieira@telecom.pt Tel.: +351 21 500 1701 Fax: +351 21 500 0800

www.telecom.pt

OI S.A. Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43 Board of Trade (NIRE) 33.30029520-8 Publicly-Held Company

MATERIAL FACT

Revocation of Suspension of Public Offering

Oi S.A. (“Oi” or the “Company”, BM&FBOVESPA: OIBR3, OIBR4; NYSE: OIBR and OIBR.C), in compliance with article 157, paragraph 4 of Law No. 6,404/76 and CVM Instruction No. 358/02 and, in addition to the Material Fact dated as of March 27, 2014, notifies its shareholders and the market in general that as of the date hereof, Oi received the Official Letter No. 153/2014 from the Brazilian Securities Commission (Comissão de Valores Mobiliários — CVM) (“CVM”), whereby the CVM informed Oi of the revocation of the suspension of Oi’s public offering, whose request for registration is under review by the CVM (the “Offering”).

Given the CVM’s decision to revoke the suspension, the Company discloses that it will resume the Offering and will maintain the market promptly informed.

Rio de Janeiro, April 1, 2014.

OI S.A. Bayard De Paoli Gontijo Chief Financial Officer and Investor Relations Officer

Additional Information and Where to Find It:

Oi S.A. (“Oi”) has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Oi has filed with the SEC for more complete information about Oi and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Oi will arrange to send you the prospectus after filing if you request it by calling toll-free 1-855-672-2332.